EXHIBIT 99.1

HEICO Corporation Reports Strong First Quarter Results; Fiscal 2007 Targets Raised for Sales and Earnings

1st Quarter Net Income Up 17% And Operating Income Up 12% On 29% Increase In Net Sales

HOLLYWOOD, Fla. and MIAMI, Feb. 28, 2007 (PRIME NEWSWIRE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 17% to $7,921,000, or $.30 per diluted share, for the first quarter of fiscal 2007 from $6,749,000, or $.26 per diluted share, for the first quarter of fiscal 2006.

Operating income increased 12% to $17,140,000 for the first quarter of fiscal 2007 from $15,286,000 for the first quarter of fiscal 2006.

Net sales increased 29% to $113,684,000 for the first quarter of fiscal 2007 from $88,101,000 for the first quarter of fiscal 2006.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are pleased to report increased sales in each of our two business segments reflecting both organic growth and growth through acquiring profitable, well-managed businesses. Our Flight Support Group reported record quarterly net sales of $88.1 million, up 38% over the first quarter of fiscal 2006. The sales growth within the Flight Support Group reflects recent strategic acquisitions, as well as strong organic growth approximating 18%. Our Electronic Technologies Group reported net sales of $25.6 million, up 5% over the first quarter of fiscal 2006, reflecting organic growth consistent with our near-term expectations.

"As we have pointed out in the past, and as might be expected, revenues and profits of the Electronic Technologies Group vary considerably from quarter to quarter due to variations in shipping schedules. Accordingly, we do not provide revenue and earnings guidance on a quarterly basis. These variations tend to normalize on an annual basis and therefore we feel more comfortable giving annual guidance.

"Operating income of our Flight Support Group increased 24% to $14.4 million for the first quarter of fiscal 2007, up from $11.6 million for the first quarter of fiscal 2006. Operating margins of the Flight Support Group were 16.4% in the first quarter of fiscal 2007 versus 18.2% for the first quarter of fiscal 2006, reflecting product mix, but approximated the operating margins of 16.9% experienced for the full fiscal 2006 year.

"Operating income of our Electronic Technologies Group totaled $5.8 million for the first quarter of fiscal 2007, down slightly from $6.4 million for the first quarter of fiscal 2006. Operating margins of the Electronic Technologies Group were 22.5% for the first quarter of fiscal 2007 versus 26.2% in the first quarter of fiscal 2006 reflecting product mix. Based on the current backlog of unshipped orders within the Electronic Technologies Group, which have increased to $56 million as of January 31, 2007, up 23% from the backlog as of October 31, 2006, we expect higher quarterly sales and operating margins for the balance of fiscal 2007.

"Our consolidated operating margin decreased to 15.1% for the first quarter of fiscal 2007 from 17.4% for the first quarter of fiscal 2006, principally reflecting decreased gross profit margins partially offset by improved operating efficiencies within SG&A expenses. We expect improving operating margins within the Electronic Technologies Group to contribute to an overall improvement in consolidated operating margins during the balance of fiscal 2007.

"Based on current market conditions, we are raising our targeted fiscal 2007 net sales to a range of $466 to $471 million, operating income to a range of $80 to $81 million and diluted net income per share to a range of $1.38 to $1.40. These targets exclude the impact of additional acquisitions, if any.

"We continue to target fiscal 2007 cash flow from operating activities to approximate $50 to $54 million and our capital expenditures for fiscal 2007 should approximate $18 million. Cash flow from operating activities for the first quarter of fiscal 2007 totaled $3.1 million versus $6.3 million for the first quarter of fiscal 2006. The decrease is principally due to a higher excess tax benefit from stock option exercises presented as a financing activity in the current period.

"As we look to the balance of fiscal 2007 and beyond, we believe our commitment to develop new products and services, increasing product demand from our customers, our strong financial position and our ability to identify select acquisition opportunities, provide the foundation for continued growth in sales and earnings. We remain confident our disciplined business model will also provide opportunity for long-term sustainable growth."

As previously announced, HEICO will hold a conference call on Thursday, March 1, 2007 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial: U.S./Canada/International/Local (641) 297-7768, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID 7HEICO (or "743426"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local (641) 297-5263 and enter Passcode/Conference ID 7HEICO (or "743426").

There are currently approximately 15.1 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                      Three Months Ended January 31,
                                      ------------------------------
                                           2007             2006
                                      -------------    -------------
 Net sales                            $ 113,684,000    $  88,101,000
 Cost of sales                           76,196,000       56,049,000
 Selling, general and
  administrative expenses                20,348,000       16,766,000
                                      -------------    -------------
 Operating income                        17,140,000       15,286,000
 Interest expense                          (849,000)        (808,000)
 Interest and other
  income (expense)                          184,000          (53,000)
                                      -------------    -------------
 Income before income taxes
  and minority interests                 16,475,000       14,425,000
 Income tax expense                       4,988,000        4,916,000
                                      -------------    -------------
 Income before minority
  interests                              11,487,000        9,509,000
 Minority interests'
  share of income                         3,566,000        2,760,000
                                      -------------    -------------
 Net income                           $  7,921,000(a)  $   6,749,000
                                      =============    =============

 Net income per share:
   Basic                              $         .31    $         .27
   Diluted                            $         .30    $         .26

 Weighted average number
  of common shares
  outstanding:
   Basic                                 25,482,633       24,673,957
   Diluted                               26,811,861       26,231,848

                                      Three Months Ended January 31,
                                      ------------------------------
                                           2007             2006
                                      -------------    -------------
 Operating segment
  information: - (b)
   Net sales:
    Flight Support Group              $  88,075,000    $  63,678,000
    Electronic Technologies Group        25,609,000       24,482,000
    Intersegment sales                           --          (59,000)
                                      -------------    -------------
                                      $ 113,684,000    $  88,101,000
                                      =============    =============
 Operating income:
    Flight Support Group              $  14,425,000    $  11,615,000
    Electronic Technologies Group         5,764,000        6,403,000
    Other, primarily corporate           (3,049,000)      (2,732,000)
                                      -------------    -------------
                                      $  17,140,000    $  15,286,000
                                      =============    =============

 HEICO CORPORATION
 Footnotes to Condensed Consolidated
  Statements of Operations (Unaudited)

 (a) Net income reflects the benefit of a tax credit (net of related expenses) for qualified research and development
     activities recognized for the full fiscal 2006 year pursuant to the retroactive extension in December 2006 of Section 41, "Credit for Increasing Research Activities," of the Internal Revenue
     Code, which increased net income for the first quarter of fiscal
     2007 by $332,000, or $.01 per diluted share.

 (b) During the third quarter of fiscal 2006, one of the Company's subsidiaries formerly included in the Electronic Technologies
     Group was reclassified to the Flight Support Group. Prior period amounts have been retroactively restated to reflect the revised segment classification.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                        January 31,      October 31,
                                           2007             2006
                                       ------------     ------------
 Cash and cash equivalents             $  5,843,000     $  4,999,000
 Accounts receivable, net                66,360,000       65,012,000
 Inventories, net                        99,228,000       97,283,000
 Prepaid expenses and
  other current assets                   17,334,000       12,727,000
                                       ------------     ------------
   Total current assets                 188,765,000      180,021,000
 Property, plant and
  equipment, net                         50,105,000       49,489,000
 Goodwill                               276,423,000      275,116,000
 Other assets                            31,667,000       30,189,000
                                       ------------     ------------
   Total assets                        $546,960,000     $534,815,000
                                       ============     ============

 Current maturities of
  long-term debt                       $      6,000     $     39,000
 Other current liabilities               52,185,000       65,464,000
                                       ------------     ------------
   Total current liabilities             52,191,000       65,503,000
 Long-term debt, net of
  current maturities                     60,016,000       55,022,000
 Deferred income taxes                   28,970,000       28,052,000
 Other non-current liabilities            8,099,000        5,679,000
                                        ------------     ------------
   Total liabilities                    149,276,000      154,256,000
 Minority interests in
  consolidated subsidiaries              65,674,000       63,301,000
 Shareholders' equity                   332,010,000      317,258,000
                                       ------------     ------------
   Total liabilities and
    shareholders' equity               $546,960,000     $534,815,000
                                       ============     ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                         Three Months Ended January 31,
                                          ----------------------------
                                              2007            2006
                                          ------------    ------------
 Operating Activities:
  Net income                              $  7,921,000    $  6,749,000
  Depreciation and amortization              2,945,000       2,149,000
  Deferred income tax provision             (1,502,000)      1,061,000
  Minority interests' share of income        3,566,000       2,760,000
  Tax benefit from stock option exercises    6,885,000       2,365,000
  Excess tax benefit from stock option
   exercises                                (5,271,000)     (1,130,000)
  Stock option compensation expense            258,000         428,000
  (Increase) decrease in accounts
   receivable                               (1,329,000)      1,444,000
  Increase in inventories                   (2,131,000)     (4,157,000)
  Decrease in current liabilities           (6,052,000)     (5,172,000)
  Other                                     (2,189,000)       (149,000)
                                          ------------    ------------
    Net cash provided by operating
     activities                              3,101,000       6,348,000
                                          ------------    ------------

 Investing Activities:
  Acquisitions and related costs, net of
   cash acquired                            (8,385,000)    (30,062,000)
  Capital expenditures                      (2,666,000)     (1,207,000)
  Other                                         72,000         360,000
                                          ------------    ------------
    Net cash used in investing activities  (10,979,000)    (30,909,000)
                                          ------------    ------------

 Financing Activities:
  Borrowings on revolving credit
   facility, net                             5,000,000      27,000,000
  Borrowings on short-term line of credit           --       1,000,000
  Cash dividends paid                       (1,022,000)       (991,000)
  Proceeds from stock option exercises         664,000         576,000
  Excess tax benefit from stock option
   exercises                                 5,271,000       1,130,000
  Distributions to minority interest
   owners                                   (1,164,000)       (250,000)
  Other                                        (39,000)        (13,000)
                                          ------------    ------------
    Net cash provided by financing
     activities                              8,710,000      28,452,000
                                          ------------    ------------

 Effect of exchange rate changes on cash        12,000           5,000
                                          ------------    ------------

 Net increase in cash and cash equivalents     844,000       3,896,000
 Cash and cash equivalents at beginning
  of year                                    4,999,000       5,330,000
                                          ------------    ------------
 Cash and cash equivalents at end
  of period                               $  5,843,000    $  9,226,000
                                          ============    ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590